UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed amendment to the senior secured credit agreements and Parent Financing. These forward-looking statements reflect the current views of Goodman Global, Inc. (the “Company”) with respect to future events and are based on assumptions and are subject to risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

(a) The Company has received the requisite vote of the lenders under its senior secured term loan and revolving credit agreements to amend the credit agreements, and the Company expects the amendments to become effective today after the Company pays fees to the lenders in satisfaction of a condition to effectiveness of the amendments. The amendments to the loan agreements would permit a one-time dividend made and paid in cash by the Company to Chill Intermediate Holdings, Inc. and, in turn, by Chill Intermediate Holdings, Inc. to its stockholder, in an aggregate amount of up to $115.0 million, provided that such dividend is paid before December 31, 2009. Chill Intermediate Holdings, Inc. is the parent company of Goodman Global, Inc.

(b) In addition, Goodman Global Group, Inc. (formerly known as Chill Holdings, Inc.) today announced that it intends to offer senior discount notes due 2014 (the “Notes”) with gross proceeds of $320 million in a private placement, subject to market and other conditions. The Notes will be obligations of Goodman Global Group, Inc., not of Chill Intermediate Holdings, Inc., the Company, or the Company’s subsidiaries. Goodman Global Group, Inc. is the parent of Chill Intermediate Holdings, Inc. Goodman Global Group, Inc. is not an obligor under the indenture governing the Company’s 13.50%/14.00% senior subordinated notes due 2016 or under the Company’s senior secured term loan and revolving credit agreements. Goodman Global Group, Inc. intends to use the net proceeds from any such placement, as well as cash on hand, to pay a dividend to its shareholders and a distribution to its optionholders.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

(c) The Company is furnishing the following information regarding its business:

All references below to “we,” “us,” “our,” the “company” and “Goodman” refer to Goodman Global, Inc. and its subsidiaries. All dollar amounts are in United States dollars unless otherwise.

Our only unionized workforce is at our Fayetteville, Tennessee manufacturing facility, which we acquired with the 1997 acquisition of Amana. The approximately 1,250 Fayetteville hourly employees are represented by the International Association of Machinist and Aerospace Workers. Although the Fayetteville facility has been unionized since the 1960s, there have been no work stoppages or strikes at the plant since 1978. We negotiated a three year collective bargaining agreement with the union that was ratified by the Fayetteville union membership on December 5, 2009. We believe we have good relations with our employees.

Our competitive strengths

We believe our competitive strengths include:

Industry leader with track record of industry outperformance. We are a leading domestic manufacturer of HVAC products for residential use based on unit sales. We are a leader in the value sector and have a strengthening position in the premium sector. We believe that our dealer-focused marketing efforts, value-oriented product offerings and extensive and growing distribution networks have enabled us to gain a significant share of industry unit volumes over the past few years and have allowed us to achieve operating margins that we believe are some of the most attractive in the industry. This is evidenced by our estimated gain of approximately eight market share points in the U.S. residential and light commercial HVAC industry (excluding window room air conditioners) from 2003 through the twelve months ended September 30, 2009.

Low-cost, value leader through efficient manufacturing and innovative product design. Our engineering and design capabilities, lean manufacturing processes, high workforce productivity and raw material sourcing capabilities allow us to minimize costs while maintaining high product quality. Our capabilities are evidenced by our proprietary product innovations, including processes for which we have patents pending. One of our innovations involves a technology that we expect will enable us to significantly reduce our product weight and size, allowing us to decrease our usage of commodities such as copper, steel and aluminum.

Targeted and effective dealer promotional strategy. We have developed innovative promotional programs aimed at providing our installing dealers with the flexibility to market and price our products in a manner that best suits the needs of their businesses and their local markets. As part of that effort, we interact each year directly with thousands of dealers through local, regional, and Houston-based dealers meetings, where we demonstrate the distinctive features of our product lines and our value proposition. Compared to a general national advertising campaign, we believe this approach allows us to efficiently spend our marketing dollars on highly effective targeted efforts to educate dealers about our product lines and innovations.

Comprehensive proprietary and independent distribution networks. Our company-operated distribution network enables us to maintain close relationships with dealers, effectively communicate our selling proposition, capture incremental distribution margins and better manage inventory. Our experience in identifying attractive locations, hiring qualified staff and managing our supply chain has allowed us to open 70 net new company-operated distribution centers since January 2003, enabling us to efficiently grow local market share with low up-front investment expenditures. We layer our proprietary distribution network with a network of over 185 independent distributors operating over 785 distribution locations, substantially all of which sell our products exclusively. Over the past few years, we have significantly increased the number of our independent distribution locations, allowing us to better access markets not addressed by our company-operated distribution centers.

Broad, high-quality product line. We manufacture and market an extensive line of products, including split-system air conditioners and heat pumps, gas furnaces, package units, air handlers, package terminal air conditioners, evaporator coils and accessories. Our products feature up-to-date heat transfer technology and are designed to meet an increasing preference for higher efficiency products. We have strengthened our position in the higher-efficiency segment of the market by offering a broad line of tax credit-eligible units and significantly increasing our share of products with a 14+ Seasonal Energy Efficiency Ratio, or SEER.

Consistent, strong cash flow. Our earnings, combined with our modest capital expenditures and limited working capital requirements, result in the generation of significant free cash flow. In 2008 and during the nine months ended September 30, 2009, our net cash provided by operating activities was $141.4 million and $153.0 million, respectively. In addition, as a result of the prior acquisition of our business in 2004, we have realized a significant step-up in the tax basis of our assets, which is expected to result in additional tax deductions over the next nine years.

Proven and motivated management team. Our management team has significant HVAC industry experience and a strong track record of success. Our twelve-member executive management team, led by David Swift, has over 125 years of total industry or related experience.

Our strategy

From 2003 through the twelve months ended September 30, 2009, we have grown our share of the U.S. residential and light commercial HVAC industry (excluding window room air conditioners) by approximately eight market share points. We intend to continue to grow operating profits and cash flow through the following key strategies:

Maintain low-cost leadership position. Our value proposition is facilitated by low-cost design and lean manufacturing and sourcing processes. From 2006 through the twelve months ended September 30, 2009, we increased our Adjusted EBITDA margin by 6.3%, mostly through significant cost reductions in our manufacturing process and product design efficiencies. We achieved this margin expansion even as our unit volumes were impacted by the overall decline in the industry. We intend to maintain our cost leadership position by continuing to design low-cost, high-quality products, increasing production efficiencies, improving our raw material and component sourcing and reducing our working capital investment, overhead and other expenses.

Realize benefits of recent company-operated distribution center openings and further increase coverage density. As new company-operated distribution centers opened since 2007 continue to penetrate into their local markets, we believe we will increase our market share in those regions and improve profitability without significant incremental capital expenditures. We plan to opportunistically expand our company-operated distribution center footprint in targeted North American markets.

Strengthen independent distributor network. We maintain strong relationships with an extensive independent distributor network, which provides us efficient access to certain geographies not addressed by our company-operated distribution centers. We employ a number of programs to measure, incentivize and reward our independent distributors for achieving results that align with our key objectives in areas of growth, profitability and working capital management.

Targeted approach to distribution expansion. We utilize a detailed analytical assessment process to identify and prioritize regions for distribution growth. Our decision to open new company-operated distribution centers or add independent locations is based upon factors such as available market size, existing share and current number of centers and locations.

Expand our product line in the light commercial segment. We believe that many of our dealers also install light commercial products. In recent years, we have taken steps, such as introducing new products to broaden our light commercial lines, which has resulted in light commercial shipment growth of 13% for the first nine months of 2009 compared to a 30% decline in unit shipments for the total industry during the same period. As we expand in this segment, we believe we will also see benefits in our residential business, as we are able to serve a higher proportion of dealers’ needs.

Certain financial data

Set forth below is certain financial information about the company. On February 13, 2008, we were acquired by an entity controlled by investment funds affiliated with Hellman & Friedman LLC and other stockholders. We refer to this acquisition and the related financing transactions as the “2008 Acquisition.” The financial information for the period February 14 to December 31, 2008 and subsequent periods has been presented to reflect the company subsequent to the 2008 Acquisition (Successor). The financial information for the period January 1 to February 13, 2008, and the years ended December 31, 2007 and 2006 has been presented to reflect the company prior to the 2008 Acquisition (Predecessor).

The combined information for the year ended December 31, 2008 is unaudited and represents an arithmetic combination of the financial information for the period January 1 to February 13, 2008 and the period February 14 to December 31, 2008, without adjustment. The combined information for the nine months ended September 30, 2008 is unaudited and represents an arithmetic combination of the financial information for the period from January 1 to February 13, 2008 and the period February 14 to September 30, 2008, without adjustment. In addition, some data have been presented for the twelve months ended September 30, 2009, which were derived by adding our unaudited condensed consolidated financial data for the nine months ended September 30, 2009 to our audited consolidated financial data for the period January 1 to February 13, 2008 and the period February 14 to December 31, 2008 and then deducting our unaudited condensed consolidated financial data for the combined nine month period ended September 30, 2008.

The consolidated financial information for the years ended December 31, 2006, 2007, and 2008 have been derived from the annual consolidated financial statements. Our consolidated financial information for the nine months ended September 30, 2009 and September 30, 2008 have been derived from our unaudited consolidated financial statements and have been prepared on substantially the same basis as our annual financial statements. Our results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results that can be expected for the full year or any future period.

Reconciliation

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the HVAC industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structure, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted earnings before interest, taxes and depreciation and amortization (Adjusted EBITDA) excludes certain non-recurring and/or non-cash items as described below. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, or as an indicator of cash flows, or as a measure of liquidity. In addition, Adjusted EBITDA, as presented herein, is not calculated in the same manner as “Consolidated EBITDA” is calculated under our senior secured credit facilities.

Set forth below is a reconciliation of net income to EBITDA and Adjusted EBITDA.

	Predecessor		Combined	Combined	Successor	Combined
	For the years ended December 31,		Year ended December 31,	Nine Months Ended September 30,	Nine Months Ended September 30,	Twelve Months Ended September 30,
(Dollars in thousands)	2006	2007	2008	2008	2009	2009
			(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$64,167	$101,379	$(39,746)	$(35,663)	$86,790	$82,707
Interest expense, net	77,825	68,378	191,792	154,015	102,924	140,701
Income tax expense (benefit)	34,188	60,177	(12,222)	(9,429)	53,518	50,725
Depreciation expense	23,776	26,254	29,969	22,838	21,307	28,438
Amortization expense	8,865	8,865	18,779	13,769	15,031	20,041

EBITDA	208,821	265,053	188,572	145,530	279,570	322,612

Transaction expenses(a)	16,100	—	42,939	42,939	—	—
Amortization of inventory valuation step-up(b)	—	—	47,992	47,992	—	—
Monitoring fees(c)	600	—	—	—	—	—
Stock-based compensation(d)	2,696	2,100	4,965	3,670	3,804	5,099
Gain on debt extinguishment(e)	—	—	—	—	(16,635)	(16,635)
Settlement of commodity hedges before maturity(f)	—	—	—	—	34,379	34,379
Other items(g)	—	2,400	5,634	3,015	(1,690)	929

Adjusted EBITDA	$228,217	$269,553	$290,102	$243,146	$299,428	$346,384

(a)	Transaction expenses of $16.1 million for the year ended December 31, 2006 were associated with the April 2006 initial public offering and transaction expenses of $42.9 million (consisting primarily of legal, underwriting and other advisory fees, and the acceleration of stock compensation expense) in the combined nine months ended September 30, 2008 and the year ended December 31, 2008 were associated with the 2008 Acquisition.
(b)	The inventory valuation step up was a result of the 2008 Acquisition and was amortized through cost of goods sold in the Successor period beginning February 14, 2008 and ending September 30, 2008.
(c)	Monitoring fees relate to expenses paid to Apollo Management, L.P (Apollo) in 2006 following the 2004 acquisition of Goodman by Apollo and its affiliates.
(d)	Represents non-cash share-based compensation expense related to stock options.
(e)	Gain on debt extinguishment in the nine and twelve months ended September 30, 2009 represents the gain associated with the repurchase of $76.0 million of our senior subordinated notes.
(f)	Settlement of commodity hedges before maturity reflects expenses related to out-of-the-money commodity derivative instruments that were terminated and settled in cash prior to maturity.

(g)	Other items include the following:

	Predecessor		Combined	Combined	Successor	Combined
	For the years ended December 31,		Year ended December 31,	Nine Months Ended September 30,	Nine Months Ended September 30,	Twelve Months Ended September 30,
(Dollars in thousands)	2006	2007	2008	2008	2009	2009
	(unaudited)
Other items:
Rent amortization	$—	$800	$297	$587	$47	$(243)
Impairment charges	—	1,600	—	—	—	—
Loss (gain) from hedge ineffectiveness	—	—	733	363	567	938
Non-recurring management expenses	—	—	1,446	1,446	—	—
Foreign exchange loss (gain)	—	—	1,632	—	(2,304)	(672)
Additional transaction expenses	—	—	1,526	619	—	906

Total	$—	$2,400	$5,634	$3,015	$(1,690)	$929

Risks related to our business

Our business has been, and may continue to be, adversely impacted by the current recession affecting the U.S. economy.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. Throughout 2008 and the first nine months of 2009, the decline in economic activity in the United States affected, and may in the future materially affect, our business, financial condition and results of operations. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by factors such as interest rates, inflation or deflation, consumers’ spending habits, employment rates and other macroeconomic factors over which we have no control. Declining economic activity as a result of these factors resulted in a reduction in new construction and replacement purchases, which has affected, and may continue to affect, our sales volume and profitability.

The volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economy may negatively impact our ability, and the ability of our customers, to access financing and may impede our internal growth.

In late 2007, 2008 and early 2009, the capital and credit markets experienced volatility and disruption at unprecedented levels. Significant declines in the housing market during that time period, coupled with falling home prices, increasing foreclosures and high levels of unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek government assistance and additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases ceased to provide, funding to borrowers, including other financial institutions. These disruptions in the financial markets may not only impact our liquidity but that of our suppliers, our independent distributors and our customers. If these market disruptions re-emerge, our financial position, results of operation and cash flows could be adversely affected.

Changes in weather patterns and seasonal fluctuations may adversely affect our operating results.

Weather fluctuations may adversely affect our operating results and our ability to maintain our sales volume. Our operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating, ventilation and air conditioning systems and decreasing our sales volumes. Many of our operating expenses cannot be easily reduced during periods of decreased demand for our products. Accordingly, our results of operations will be negatively impacted in quarters with lower sales due to such weather fluctuations.

In addition, our sales volumes and operating results in certain regions can be negatively impacted during inclement weather conditions in these regions. In addition, our quarterly results may vary significantly. Although there is demand for our products throughout the year, in each of the past three fiscal years between 57% to 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production also typically occurs in the second and the third quarters of the fiscal year. Therefore, quarterly comparisons of our sales and operating results should not be relied upon as an indication of future performance, and the results of any quarterly period may not be indicative of expected results for a full year.

Any determination that a significant impairment of the value of our intangible assets or long-lived assets has occurred could have a material adverse effect on our consolidated financial condition and results of operations.

As a result of the 2008 Acquisition, goodwill and other acquired intangible assets represent a substantial portion of our assets. Goodwill was approximately $1.4 billion and other identifiable intangible assets were $787.2 million as of September 30, 2009. We also have long-lived assets consisting of property and equipment, net of depreciation, of $172.4 million as of September 30, 2009. We review these assets both on a periodic basis as well as when events or circumstances indicate that the carrying amount of an asset may not be recoverable. Any future determination that an impairment of the value of our goodwill, unamortized intangible assets or long-lived assets has occurred would require us to write-down the impaired portion of those assets to fair value, which would reduce our assets and stockholders’ equity and could have a material adverse effect on our business and results of operations.

If we fail to improve our existing products or develop new products, or our competitors develop products that are superior to ours, our competitiveness in the marketplace, financial condition, results of operations and cash flows may be adversely affected.

Product innovation and new product development are important to maintaining the competitive position of our business and growing our sales and profit margins. Company-sponsored research and development expenses were $8.2 million, $10.5 million, $9.1 million and $8.8 million for the nine months ended September 30, 2009 and the years ended December 2008, 2007 and 2006, respectively. We intend to continue to conduct research and development activities as a means of improving existing products and developing new products. However, there can be no assurance that we will be able to improve existing products or develop new products on a cost-effective and timely basis or at all, that such products will compete favorably with products developed by our competitors, or that our existing technology will not be superseded by other technological developments that may be utilized by our competitors. If we fail to improve existing products and/or develop new products, or our competitors develop products that are superior to ours, we could experience lower revenues and/or lower profit margins, which could have an adverse effect on our competitiveness in the marketplace, financial condition, results of operations and cash flows.

Increased competition, as well as consolidation among independent distributors, may reduce our market share and our future sales.

The production and sale of HVAC equipment by manufacturers is highly competitive. According to industry sources, the top six domestic manufacturers (including us) represented approximately 90% of the unit sales in the U.S. residential and light commercial HVAC market in 2008. Our four largest competitors in this market are Carrier Corporation (a division of United Technologies Corporation), Trane Inc. (a wholly-owned subsidiary of Ingersoll-Rand Company Limited), Lennox International, Inc. and Rheem Manufacturing Company. Several of our competitors may have greater financial and other resources than we have. A number of factors affect competition in the HVAC industry, including an increasing emphasis on the development of more efficient HVAC products. Existing and future competitive pressures may materially and adversely affect our business, financial condition or results of operations, including pricing pressure if our competitors improve their cost structure. In addition, our company-operated distribution centers face competition from independent distributors and dealers owned by our competitors, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition and current and future competitive pressures faced by us may adversely affect our profitability and performance.

There are several companies that have recently sought to purchase, or have purchased, independent distributors and dealers and consolidate them into large enterprises. These consolidated enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and any brand dilution caused by the consolidation among HVAC distributors and dealers could have an adverse effect on our business, financial condition and results of operations.

Significant fluctuations in the cost of raw materials and components have reduced, and may continue to reduce, our operating margins. In addition, a decline in our relationships with key suppliers may have an adverse effect on our business.

Our operations depend on the supply of various raw materials and components, including copper, aluminum, steel, refrigerants, motors and compressors, from domestic and foreign suppliers. We do not enter into long-term supply contracts for many of our raw materials and component requirements. However, our suppliers may discontinue providing products to us at attractive prices, and we may be unable to obtain such products in the future from these or other providers on the scale and within the time frames we require. If a key supplier were unable or unwilling to meet our supply requirements, we could experience supply interruptions and cost increases which (to the extent that we are not able to find alternate suppliers or pass these additional costs onto our customers) could adversely affect our results of operations and financial condition. To the extent any of our suppliers experiences a shortage of components that we purchase, we may not receive shipments of those components and, if we were unable to obtain substitute components on a timely basis, our production would be impaired.

Between 2004 and 2008, commodity prices rose significantly to levels well above prices seen in the prior decade. To help address the rise in commodity costs, we implemented price increases in 2006 and 2008 on the majority of our products. Although commodity prices have moderated, a further increase in commodity prices could have a material adverse effect on our results of operations. We may not be able to increase the prices of our products further or reduce our costs to offset the higher commodity prices. In addition, our efforts to mitigate rising raw materials costs could adversely affect our results of operations if commodity prices were to unexpectedly decline.

We are subject to price risk as it relates to our principal raw materials: copper, aluminum and steel. Cost variability of raw materials can have a material impact on our results of operations. To enhance stability in the cost of major raw material commodities, such as copper and aluminum used in the manufacturing process, we have entered and may continue to enter into commodity derivative arrangements. Maturity dates of the contracts are scheduled to coincide with market purchases of the commodity, some of which extend through the fourth quarter of 2011. Cash proceeds or payments between the derivative counter-party and us at maturity of the contracts are recognized as an adjustment to the cost of the commodity purchased, to the extent the hedge is effective. Charges or credits resulting from ineffective hedges are recognized in income immediately. A 10% change in the price of commodities hedged would change the fair value of the hedge contracts by approximately $12.9 million and $8.4 million as of December 31, 2008 and September 30, 2009, respectively.

We continue to monitor and evaluate the prices of our principal raw materials and may decide to enter into additional hedging contracts in the future.

A decline in our relations with our key distributors may adversely affect our business.

Our operations also depend upon our ability to maintain our relationships with our independent distributors. While we generally enter into contracts with our independent distributors, these contracts typically last for two years and can be terminated by either party upon 30 days’ notice. If our key distributors are unwilling to continue to sell our products or if our key distributors merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or otherwise replace the resulting loss of sales, our business and results of operations could be adversely affected. For 2008 and the nine months ended September 30, 2009, approximately 45% and 43%, respectively, of our net sales were made through our independent distributors.

Damage or injury caused by our products could result in material liabilities associated with product recalls or reworks.

In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. The costs required to recall or rework any defective products could be material, which may have a material adverse effect on our business. Any recalls or reworks may adversely affect our reputation as a manufacturer of quality, safe products and could have a material adverse effect on our results of operations.

We may incur material costs as a result of product liability or warranty claims that would negatively affect our profitability.

The development, manufacture, sale and use of our products involve a risk of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims arise and any liability not covered by insurance could have a material adverse effect on our business. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability. However, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower profits or cause the need to reduce our insurance coverage. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance.

Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance. Any product liability or warranty issues may adversely affect our reputation as a manufacturer of safe, quality products and could have a material adverse effect on our business.

Our financial results or liquidity may be adversely impacted by higher than expected tax rates or exposure to additional income tax liabilities.

Our effective tax rate is highly dependent upon the geographic composition of our earnings and tax regulations governing each region. We are subject to income taxes in multiple jurisdictions within the United States and Canada, and significant judgment is required to determine our tax liabilities. Our effective tax rate as well as the actual tax ultimately payable could be adversely affected by changes in the split of earnings between jurisdictions with differing statutory tax rates, in the valuation of deferred tax assets, in tax laws or by material audit assessments, which could affect our profitability. In particular, the carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. In addition, the amount of income taxes we pay is subject to ongoing audits in various jurisdictions, and a material assessment by a governing tax authority could affect our profitability.

We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109 (SFAS 109), on January 1, 2007. Among other things, FIN 48 requires companies to recognize the tax benefits of uncertain positions only when the position is “more likely than not” to be sustained assuming examination by tax authorities. The amount recognized represents the largest amount of tax benefit that is more likely than not to be ultimately realized. A liability is recognized for any benefit claimed, or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) on the excess. At September 30, 2009, we had established a $52.4 million liability in respect of such unrecognized tax benefits, of which $5.4 million would impact the effective tax rate at recognition. We may be required to make cash payments in respect of taxes (and interest thereon) in respect of such unrecognized tax benefit. While we do not expect any such payments to have a material impact on our results of operations due to the liability we have already recognized, any such payments could impact our liquidity at the time they are made.

The costs of complying with, or addressing liabilities under, laws relating to the protection of the environment and worker health and safety may be significant.

We are subject to extensive, evolving and often stringent international, federal, state, provincial, municipal and local laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose strict, joint and several liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, or sites owned or operated by third parties where we have, or may have, disposed of our waste.

We believe that we are in material compliance with applicable environmental laws and regulations, many of which provide for substantial fines or civil or criminal sanctions for violations. We incur expenses to maintain such compliance and it is possible that more stringent environmental laws and regulations, more vigorous enforcement or a new interpretation of existing laws and regulations could require us to incur additional costs and penalties. Further, existing or future circumstances, such as the discovery of new or materially different environmental conditions, could cause us to incur unanticipated costs that could have a material adverse effect on our business, financial condition or results of operations.

We are also subject to various laws and regulations relating to health and safety and expect to continue to make capital expenditures at our facilities to improve worker health and safety. Expenditures at our facilities to maintain compliance with the Occupational Safety and Health Administration, or OSHA, standards could be significant, and we may become subject to liabilities relating to worker health and safety at our facilities in the future. In addition, future inspections at our facilities may result in enforcement actions by OSHA. Our products are also subject to international, federal, state, provincial and local laws and regulations. We are required to maintain our products in compliance with applicable current laws and regulations, and any changes which affect our current or future products could have a negative impact on our business and could result in additional compliance costs. For example, effective January 23, 2006, U.S. federal regulations mandated an increase in the minimum or SEER from 10 to 13 for central air conditioners and heat pumps manufactured in the United States. On November 19, 2007, the U.S. Department of Energy, or DOE, issued new regulations increasing the minimum annual fuel utilization efficiency, or AFUE, for several types of residential furnaces. These regulations apply to furnaces manufactured for sale in the U.S. or imported into the United States on and after November 19, 2015. On December 19, 2007, federal legislation was enacted authorizing the DOE to study the establishment of regional efficiency standards for furnaces and air conditioners. We anticipate that the DOE will consider establishing regional standards for heating and air conditioners during future rulemaking. We believe our products are on track to meet or exceed these new standards in advance of implementation. The required efficiency levels for our products may be further increased in the future by the relevant regulatory authorities. Any future changes in required efficiency levels or other government regulations could adversely affect our industry and our business.

We also currently use a refrigerant that the EPA is in the process of phasing out. To the extent that our competitors are not subject to EPA regulations or continue to use such refrigerants following completion of the EPA phase-out, we may suffer a competitive disadvantage.

Labor disputes with our employees could interrupt our operations and adversely affect our business.

We negotiated a three year collective bargaining agreement with the International Association of Machinists and Aerospace Workers, or the union, that was ratified by the union membership on December 5, 2009. As of September 30, 2009, the union represented approximately 19% of our employees, and this agreement covers all hourly employees at our manufacturing facility in Fayetteville, Tennessee. If we are unable to successfully negotiate acceptable terms with the union when the current agreement expires, our operating costs could increase as a result of higher wages or benefits paid to union members, or if we fail to reach an agreement with the union, our operations could be disrupted. Either event could have a material adverse effect on our business. In addition, there have been in the past, and may be in the future, attempts to unionize our non-union facilities. If employees at our non-union facilities unionize in the future, our operating costs could increase.

Our business operations could be significantly disrupted if we lose members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. For example, we have longstanding relationships with most of our independent distributors. In many cases, these relationships have been formed over a period of years through personal networks involving our key personnel. The loss of these personnel could potentially disrupt these longstanding relationships and adversely affect our business. We have employment-related agreements with 11 members of our senior management. Our future performance will be substantially dependent on our ability to retain and motivate our management. The loss of the services of any of our executive officers or key employees could prevent us from executing our business strategy.

We may be adversely affected by any natural or man-made disruptions to our distribution and manufacturing facilities.

We are a manufacturing company that is heavily dependent on our manufacturing and distribution facilities in order to maintain our business and remain competitive. Any serious disruption to a significant portion of our distribution or manufacturing facilities resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could materially impair our ability to manufacture and distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with manufacturing or distributing our products to our customers during the time that it takes for us to reopen or replace damaged facilities. Many of our facilities are located at or near Houston, Texas, which is in close proximity to the Gulf of Mexico. This region is particularly susceptible to natural disruptions, as evidenced by hurricane activity in prior years. If any of these events were to occur, our financial condition, results of operations and cash flows could be materially adversely affected.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

Our products are marketed primarily under the Goodman®, Amana® and Quietflex® brand names and, as such, we are dependent on those brand names. Failure to protect these brand names and other intellectual property rights or prevent their unauthorized use by third parties could adversely affect our business. We seek to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. These protections may not be adequate to prevent competitors from copying or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements.

We may lose the right to use the Amana® brand name which may have an adverse effect on our business.

Under an agreement between the Amana Society and Amana Refrigeration, Inc., Amana Refrigeration, Inc. agreed that it would discontinue the use of the Amana® brand name in its corporate name or in connection with any other business enterprise if it were ever to abandon manufacturing operations in Amana, Iowa. Maytag Corporation purchased the Amana appliance business in July 2001 and now controls the manufacturing operations in Amana, Iowa. Subsequently, Maytag was acquired by Whirlpool Corporation in March 2006. We maintained the right to use the Amana name and trademark under a license agreement with Maytag. The trademark license agreement expires in July, 2011, with renewal terms available for a total of an additional 15 years. Prior to a cessation of such operation or following a decision by Maytag to not maintain trademark registrations for the Amana name, Maytag has agreed to consult with us and provide reasonable assistance to us so that we may register the Amana name as a trademark. However, we have no control over Maytag’s decision to continue operations at that facility, and if such operations are discontinued, it is possible that we could lose the right to use the Amana name in connection with our business, which could have a material adverse effect on our business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009	GOODMAN GLOBAL, INC.

/s/ BEN D. CAMPBELL
Ben D. Campbell
Executive Vice President, Secretary and General Counsel